Exhibit 99.26(14)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Southern Farm Bureau Life Insurance Company:

We consent to the use of our report (Southern Farm Bureau Life Insurance Company) included herein and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report refers to the preparation of the financial statements using accounting practices prescribed or permitted by the Mississippi Insurance Department, which practices differ from U.S. generally accepted accounting principles, and the effects of the variances between statutory accounting principles and U.S. generally accepted accounting principles, although not reasonably determinable, are presumed to be material. Our report also refers to a change in the method of accounting for investments in low income housing tax credits in accordance with Statement of Statutory Accounting Principles No. 93, Accounting for Low Income Housing Tax Credit Property Investments, as of January 1, 2006.

/s/ KPMG LLP

Jackson, Mississippi
April 23, 2008

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

    Southern Farm Bureau Life Insurance Company and

The Contractholders of Southern Farm Bureau Life Variable Life Account:

We consent to the use of our report (Southern Farm Bureau Life Variable Life Account) included herein and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Jackson, Mississippi
April 23, 2008